Exhibit 99.1

SAKS INCORPORATED ANNOUNCES 9.9% COMPARABLE

STORE SALES INCREASE IN DECEMBER

–7.3% comp store sales decline for November/December combined–

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (January 7, 2010)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $393.6 million for the five weeks ended January 2, 2010 compared to $354.4 million for the five weeks ended January 3, 2009, an 11.1% increase. Comparable store sales increased 9.9% for the month.

On a quarter-to-date basis, for the two months ended January 2, 2010, owned sales totaled $638.8 million compared to $681.8 million for the two months ended January 3, 2009, a 6.3% decrease. Comparable store sales decreased 7.3% for the two-month period.

On a year-to-date basis, for the eleven months ended January 2, 2010, owned sales totaled $2,433.1 million compared to $2,857.1 million for the eleven months ended January 3, 2009, a 14.8% decrease. Comparable store sales decreased 15.9% for the eleven-month period.

As previously disclosed, December’s comparable store sales performance reflected the shift of a designer clearance event into December this year from November last year. For December, the strongest categories at Saks Fifth Avenue stores were women’s designer and “gold range” apparel, men’s sportswear, women’s shoes, and handbags. The weakest categories at Saks Fifth Avenue stores for December were fine jewelry, intimate apparel, men’s contemporary apparel, men’s accessories, and cosmetics. Saks Direct performed well for the month.

Management now estimates that comparable store sales will decline in the mid-single digit range for the full fiscal fourth quarter.

Prior year numbers have been adjusted to remove the sales of the Company’s discontinued Club Libby Lu operations.

Saks Incorporated operates 53 Saks Fifth Avenue stores, 55 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,”

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“plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed through the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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